EXHIBIT 3.1

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

MARINUS PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Marinus Pharmaceuticals, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.                                      The name of the Corporation is Marinus Pharmaceuticals, Inc.  The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 14, 2003 (“Original Certificate of Incorporation”).  The Original Certificate of Incorporation was amended and restated in its entirety by the filing of that certain Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on September 30, 2005 (the “Restated Certificate of Incorporation”).  The Restated Certificate of Incorporation was amended on February 5, 2009.  The Restated Certificate of Incorporation was amended and restated in its entirety by the filing of that certain Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 7, 2009 (the “Second Restated Certificate of Incorporation”).  The Second Restated Certificate of Incorporation was amended on June 9, 2009, January 29, 2010 and May 4, 2012.  This Third Restated Certificate of Incorporation, as amended from time to time, is referred to as the “Third Restated Certificate of Incorporation.”

2.                                      This Third Restated Certificate of Incorporation was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.                                      This Third Restated Certificate of Incorporation restates, integrates and amends the Second Restated Certificate of Incorporation filed April 7, 2009, as amended, and the text of the Second Restated Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

ARTICLE 1

The name of the Corporation is Marinus Pharmaceuticals, Inc.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.  The registered agent in charge thereof is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

A.                                                Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is One Hundred Sixteen Million Fifty Three Thousand Six Hundred Eighty Four (116,053,684) shares each having a par value of one tenth of one cent ($0.001) per share.  Sixty Four Million (64,000,000) shares shall be Common Stock and Fifty Two Million Fifty Three Thousand Six Hundred Eighty Four (52,053,684) shares shall be Preferred Stock.  Eighteen Million Seven Hundred Seventy-Seven Thousand Eight Hundred Sixty (18,777,860) shares of the Preferred Stock are designated Series A Preferred Stock (the “Series A Preferred Stock”), Fifteen Million Two Hundred Seventy Five Thousand Eight Hundred Twenty Four (15,275,824) shares of the Preferred Stock are designated Series B Preferred Stock (the “Series B Preferred Stock”) and Eighteen Million (18,000,000) shares of the Preferred Stock are designated Series C Preferred Stock (the “Series C Preferred Stock”).  The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to herein as the “Preferred Stock.”

B.                                    Preferred Stock.  The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1.                                      Dividends.

a.                                      Prior and in preference to any dividends payable on any securities of the Corporation, including the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock, the holders of the Series C Preferred Stock shall be entitled to receive cumulative dividends, whether or not declared, in cash on shares of Series C Preferred Stock, such dividends to accrue from and after the date of the issuance of such shares of Series C Preferred Stock, at a rate of eight percent (8%) per annum of the Series C Original Issue Price (as defined herein), and to compound monthly (the “Series C Accruing Dividends”).  After payment in full of the Series C Accruing Dividends, but prior and in preference to any dividends payable on any securities of the Corporation, including the Series A Preferred Stock or the Common Stock, the holders of the Series B Preferred Stock shall be entitled to receive cumulative dividends, whether or not declared, in cash on shares of Series B Preferred Stock, such dividends to accrue from and after the date of the issuance of such shares of Series B Preferred Stock, at a rate of eight percent (8%) per annum of the Series B Original Issue Price (as defined herein), and to compound monthly (the “Series B Accruing Dividends” and together with the Series C Accruing Dividends, the “Accruing Dividends”).  After payment in full of the Accruing Dividends, the holders of the Series A Preferred Stock shall be entitled to receive in any fiscal year of the Corporation, out of any assets legally available therefor and in preference to any dividends payable on the Common Stock, non-cumulative dividends in cash at the rate of eight percent (8%) per annum of the Series A Original Issue Price (as defined herein) for each outstanding share of Series A Preferred Stock.  Such dividends on the Series A Preferred Stock shall be due and payable only when, as, and if declared by the Board of Directors.  The “Series A Original Issue Price” of the Series A Preferred Stock shall be $1.67 per share (such amount to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares).  The “Series B Original Issue Price” of the Series B Preferred Stock shall be $1.67 per share (such amount to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares).  The “Series C Original Issue Price” of the Series C Preferred Stock shall be $1.1845 per share (such amount to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares).

Subject to the preceding paragraph, no cash distributions or dividends (other than those payable solely in the Common Stock of the Corporation for which adjustments to the Series A Conversion Price (as defined below), the Series B Conversion Price (as defined below) and the Series C Conversion Price (as defined below) are effected in accordance with Article 4(B)(5)(f) below) shall be paid or declared and set apart for payment on any shares of any class or series of capital stock of the Corporation during any fiscal year of the Corporation unless and until there shall first or simultaneously be declared and paid on each share of each series of Preferred Stock a cash dividend in an amount equal to such dividend or distribution with each share of each series of the Preferred Stock entitled to receive the amount specified above (plus dividends for any prior year in which dividends were declared or accumulated but remain unpaid) plus the product of (i) the amount of the dividend, if any, declared on each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible determined by reference to the Series A Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price (as applicable) in effect as of the record date for such dividend.

b.                                      In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2.                                      Liquidation Preference.

a.                                      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidating Transaction”), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred Stock, the Series A Preferred Stock or the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price for each share of Series C Preferred Stock then held by such holder, plus all then unpaid Series C Accruing Dividends plus any other declared or accrued but unpaid dividends on each such share (the “Series C Liquidation Preference”).  All of the preferential amounts to be paid to the holders of the Series C Preferred Stock under this Section 2(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock in connection with such Liquidating Transaction.  If, upon the occurrence of a Liquidating Transaction, the assets and funds of the Corporation are insufficient to provide for the payment of the full Series C Liquidation Preference to the holders of the Series C Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

b.                                      After payment has been made to the holders of the Series C Preferred Stock of the full Series C Liquidation Preference to which they are entitled as provided in Article 4(B)(2)(a) above, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock and the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price for each share of Series B Preferred Stock then held by such holder, plus all then unpaid Series B Accruing Dividends plus any other declared but unpaid dividends on each such share (the “Series B Liquidation Preference”).  All of the preferential amounts to be paid to the holders of the Series B Preferred Stock under this Section 2(b) shall be paid or set aside for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Series A Preferred Stock or the Common Stock in connection with such Liquidating Transaction.  If, upon the occurrence of a Liquidating Transaction and after payment in full of the Series C Liquidation Preference, the assets and funds of the Corporation are insufficient to provide for the payment of the full Series B Liquidation Preference to the holders of the Series B Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

c.                                       After payment has been made to the holders of the Series C Preferred Stock of the full Series C Liquidation Preference to which they are entitled as provided in Article 4(B)(2)(a) above and after payment has been made to the holders of the Series B Preferred Stock of the full Series B Liquidation Preference to which they are entitled as provided in Article 4(B)(2)(b) above, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price for each share of Series A Preferred Stock then held by such holder, plus all declared but unpaid dividends on each such share (the “Series A Liquidation Preference;” the Series A Liquidation Preference, the Series B Liquidation Preference and the Series C Liquidation Preference are collectively referred to herein as the “Liquidation Preference”).  All of the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section 2(c) shall be paid or set aside for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidating Transaction.  If, upon the occurrence of a Liquidating Transaction and after payment in full of the Series C Liquidation Preference and the Series B Liquidation Preference, the assets and funds of the Corporation are insufficient to provide for the payment of the full Series A Liquidation Preference to the holders of the Series A Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

d.                                      After payment has been made to the holders of the Preferred Stock of their full Liquidation Preference required by Article 4(B)(2)(a), Article 4(B)(2)(b) and Article 4(B)(2)(c) above, the entire remaining assets or surplus funds of the Corporation legally available for distribution, if any, to stockholders shall be distributed among the holders of the Common Stock and the holders of the Series C Preferred Stock and the Series B Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of Preferred Stock into Common Stock).

e.                                       Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the Delaware General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants, at a price per share no greater than the price paid for such shares, upon the termination of their employment with or services to the Corporation pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided that such repurchases are effected in accordance with Article 4(B)(6)(a)(viii) below.

f.                                        Unless otherwise agreed to by the holders of at least 70% of the Preferred Stock (determined on an as-converted to Common Stock basis), each of the following shall be deemed to be a Liquidating Transaction within the meaning of this Article 4(B)(2):  (i) any acquisition of the Corporation by another person or entity (or group of persons or entities) by means of any transaction or series of transactions (including, without limitation, any reorganization, consolidation or merger of the Corporation with or into any other entity) (A) in which the holders of the Corporation’s outstanding capital stock immediately before the first such transaction do not, immediately after the consummation such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or (B) after which any such person or entity and its affiliates hold more than fifty percent (50%) of the voting power of the Corporation’s outstanding capital stock (other than, in either case, in connection with a bona fide equity financing transaction primarily for capital raising purposes); (ii) any sale, conveyance or disposition of all or substantially all of the assets of the Corporation; or (iii) a grant of an exclusive license or other transfer (in one or a series of related transactions) of all or a substantial portion of the Corporation’s intellectual property (collectively, a “Sale of the Company”).

g.                                       Subject to the terms of Article 4(B)(2)(j), whenever the distribution provided for in this Article 4(B)(2) shall be payable in any assets other than cash, the value of the assets to be distributed shall be the fair market value thereof as determined by the Board of Directors (including a majority of the Preferred Directors, as hereinafter defined), consistent with the following valuation principles:

(i)                                     Freely traded securities:

(A)                               If traded on a securities exchange or through the NASDAQ Global Market, the value shall be based on the formula specified in the definitive agreements for the deemed liquidation transaction(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending three (3) days prior to the closing;

(B)                               If actively traded over-the-counter but not on a securities exchange or through the NASDAQ Global Market, the value shall be based on the formula specified in the definitive agreements for the deemed liquidation transaction(s) or if no such formula exists, then the value of such securities shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading day period ending three (3) days prior to the closing; and

(C)                               If there is no active public market, the value shall be the fair market value thereof, as so determined by the Board of Directors (including a majority of the Preferred Directors).

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof.

(iii)                               In the event the requirements of this Article 4(B)(2) are not complied with, the Corporation shall forthwith either:

(A)                               cause such closing to be postponed until such time as the requirements of this Article 4(B)(2) have been complied with; or

(B)                               cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article 4(B)(2)(g)(iv) below.

(iv)                              The Corporation shall give each holder of record of the Preferred Stock written notice of such impending transaction within ten (10) days after the Board of Directors approves such transaction or within ten (10) days after the commencement of any involuntary proceeding, whichever is earlier.  Such written notice shall describe the material terms and conditions of the impending transaction and the provisions of this Article 4(B)(2), and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of shares of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least 70% of all such outstanding shares of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis.

h.                                      Notwithstanding anything in this Article 4(B)(2) to the contrary, for purposes of determining the amount that each holder of Series A Preferred Stock is entitled to receive in connection with any Liquidating Transaction pursuant to this Article 4(b)(2) in respect thereof, each such holder of Series A Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Series A Preferred Stock into shares of Common Stock at such time as such holder would receive, as a result of an actual conversion, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series A Preferred Stock into shares of Common Stock; provided that if any such holder of Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock into Common Stock pursuant to the foregoing clause, then such holder shall not be entitled to receive any distribution that would otherwise be made to such holder in respect of such shares of Series A Preferred Stock under the first sentence of Article 4(b)(2)(c) and, to the extent that such holder already received any distribution under the first sentence of Article 4(b)(2)(c) in respect of such shares of Series A Preferred Stock, then the amount that such holder shall receive shall be reduced by the amount of such distribution.

i.                                          Unless otherwise agreed upon by the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Corporation pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

j.                                         Unless otherwise agreed to by the holders of at least 70% of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, in the event that any consideration payable to the Corporation or its stockholders in connection with any Sale of the Company is contingent upon the occurrence of any future event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, purchase price adjustment payments or payments in respect of “earnouts” but excluding those payments from escrow or holdbacks the principal purpose of which escrow or holdback is security for or protection with respect to representations, warranties or covenants made by stockholders of the Corporation), such consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until such consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Sale of the Company.

3.                                      Redemption. Neither the Series A Preferred Stock, the Series B Preferred Stock nor the Series C Preferred Stock is redeemable.

4.                                      Voting Rights.

a.                                      Each holder of shares of the Series A Preferred Stock, each holder of shares of the Series B Preferred Stock and each holder of shares of the Series C Preferred Stock shall be entitled to the number of votes per share (rounded up to the nearest whole share) equal to the number of shares of Common Stock into which such share of Series A Preferred Stock, share of Series B Preferred Stock or share of Series C Preferred Stock, as applicable, is convertible as of the record date of the determination of the holders of shares entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent is first solicited.  Each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law).  Except as provided in the second sentence of Article 4(B)(4)(b) below (and as otherwise expressly provided herein or as provided by law), the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock shall vote together with the holders of the Common Stock, as a single class on an as-converted to Common Stock basis, on all matters upon which holders of Common Stock have the right to vote.  The holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

b.                                      The holders of at least 70% of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect five (5) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors (the “Preferred Directors”).  The holders of the Common Stock, voting together as a single and separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.  The holders of the Common Stock and the holders of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

5.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a.                                      Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of any additional consideration by the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as provided herein.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of any additional consideration by the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as provided herein.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of any additional consideration by the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as provided herein.

b.                                      Conversion of Preferred Stock.  The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon conversion of a share of Series A Preferred Stock shall be determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined herein) then in effect.  The number of shares of Common Stock which a holder of Series B Preferred Stock shall be entitled to receive upon conversion of a share of Series B Preferred Stock shall be determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined herein) then in effect.  The number of shares of Common Stock which a holder of Series C Preferred Stock shall be entitled to receive upon conversion of a share of Series C Preferred Stock shall be determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined herein) then in effect.

c.                                       Conversion Price.  The conversion price for the Series A Preferred Stock shall initially be $1.67, subject to adjustment, in order to adjust the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible, as hereinafter provided (the “Series A Conversion Price”).  The conversion price for the Series B Preferred Stock shall initially be $1.67, subject to adjustment, in order to adjust the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible, as hereinafter provided (the “Series B Conversion Price”).  The conversion price for the Series C Preferred Stock shall initially be $1.1845, subject to adjustment, in order to adjust the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible, as hereinafter provided (the “Series C Conversion Price”; the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price are sometimes collectively referred to herein as the “Conversion Price”).

d.                                      Automatic Conversion.  Each share of each series of the Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series upon the earlier to occur of: (i) the date specified by written consent or agreement of holders of at least 70% of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, or (ii) immediately prior to the closing of a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of at least $2.96125 (such amount to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions) resulting in net offering proceeds to the Corporation of at least $30,000,000 (a “Qualifying Offering”).

e.                                       Mechanics of Conversion.

(i)                                     Before any holder of any series of Preferred Stock shall be entitled to receive a certificate or certificates representing shares of Common Stock into which such holder’s shares of Preferred Stock have been converted pursuant to Article 4(B)(5)(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed (or comply with applicable lost certificate provisions), at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock (together with a certificate for any shares of Preferred Stock not converted, if applicable) to which it shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of such series of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on and as of such date.

(ii)                                  Before any holder of any series of Preferred Stock shall be entitled to receive a certificate or certificates representing shares of Common Stock into which such holder’s shares of Preferred Stock have been converted pursuant to Article 4(B)(5)(d) above, such holder shall surrender the certificate or certificates therefor, duly endorsed (or comply with applicable lost certificate provisions), at the office of the Corporation or of any transfer agent for the Preferred Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date specified in said Article 4(B)(5)(d) above and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on and as of such date.

(iii)                               If the conversion is in connection with a firm commitment underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of any series of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of such series of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

f.                                        Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock.  In the event that the Corporation at any time shall declare or pay, without consideration, any dividend or distribution on the Common Stock payable in Common Stock (or any securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of

Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased (so that the number of shares issuable upon conversion of such series of Preferred Stock is increased) or increased (so that the number of shares issuable upon conversion of such series of Preferred Stock is decreased), as appropriate.  In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.  However, no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, had been converted into Common Stock on the date of such event, or (ii) a dividend or other distribution of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

g.                                       Adjustments for Mergers, Reclassification and Reorganization.  If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 4(B)(5)(f) above or a deemed liquidation transaction referred to in Article 4(B)(2)(f) above), then following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of each series of  Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction (all subject to further adjustment as provided in this Article 4(B)(5)); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article 4(B)(5) with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Article 4(B)(5) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

h.                                      Adjustments for Issuance of Additional Equity Securities:

(i)                                     Special Definitions.  For purposes of this Article 4(B)(5)(h), the following definitions shall apply:

(A)                               “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)                               “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock is first issued.

(C)                               “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article 4(B)(5)(h)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(I)                                   shares of Common Stock issued or issuable upon the conversion of shares of any series of Preferred Stock (including without limitation shares of Preferred Stock issued or issuable upon exercise of the warrants described in Article 4(B)(5)(h)(i)(D)(VII) below) or as a dividend or distribution on any series of Preferred Stock;

(II)                              up to an aggregate of Five Million Two Hundred Twenty Eight Thousand Seven Hundred Fifty Eight (5,228,758) shares (such number to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares) of Common Stock (or Options to purchase such number of shares of Common Stock) issued or issuable to officers, directors or employees of, or consultants to, the Corporation or a subsidiary under or pursuant to a stock option, stock grant or other equity incentive plan or agreement approved by the Board of Directors, provided that the terms of any such award or grant is approved by a majority of the Preferred Directors, and such additional number of shares, if any, from time to time specifically approved by the Board of Directors (including a majority of the Preferred Directors);

(III)                         shares of Common Stock issued or issuable upon the closing of a Qualifying Offering in which all shares of the Preferred Stock are automatically converted to Common Stock pursuant to Article 4(B)(5)(d) hereof;

(IV)                          shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up, recapitalization or other distribution on or with respect to shares of Common Stock for which adjustment is otherwise made pursuant to this Article 4(B)(5) hereof;

(V)                               shares of Common Stock, Options or Convertible Securities issued to strategic partners, banks, savings and loans institutions or similar institutions in connection with revolving credit arrangements, equipment leases or financings, strategic partnerships, licensing arrangements, technology licensing arrangements or similar transactions, provided that the terms thereof are approved by the Board of Directors (including a majority of the Preferred Directors) and the principal purpose of such issuance is not equity financing;

(VI)                          shares of Common Stock, Options or Convertible Securities issued pursuant to or in connection with the acquisition of another corporation or another entity by the Corporation, whether by way of merger or consolidation, purchase of all or substantially all of the assets of such other corporation or other entity or a stock for stock exchange or otherwise, provided that such acquisition not primarily for financing purposes and is approved by the Board of Directors (including a majority of the Preferred Directors);

(VII)                     warrants to acquire up to an aggregate of Three Million Fifty Five Thousand One Hundred Sixty Three (3,055,163) shares of the Series B Preferred Stock (such number of shares to be subject to adjustment as may be provided thereunder) (the “Series B Warrants”) or the shares of Series B Preferred Stock issued or issuable upon exercise of such Series B Warrants;

(VIII)                up to Eight Thousand Three Hundred Eighty Three (8,383) shares of Common Stock pursuant to the exercise of that certain Stock Subscription Warrant issued to Webster Bank (the “Webster Warrant”), which is outstanding as of the date of filing hereof (such number of shares to be subject to adjustment as provided under the Webster Warrant); or

(IX)  shares of Series C Preferred Stock issued pursuant to that certain Series C Preferred Stock Purchase Agreement to be dated as of November 2, 2012 among the Corporation and the purchasers listed therein (the “Stock Purchase Agreement”).

(ii)                                  No Adjustment of Conversion Price.  No adjustment in any Conversion Price shall be made under this Article 4(B)(5)(h), unless the consideration per share (determined pursuant to Article 4(B)(5)(h)(v) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation) is less than such Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

(iii)                               Deemed Issue of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves exempted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 4(B)(5)(h)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price in effect on the date of, and immediately prior to, the deemed issuance, or such record date, as the case may be, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                               No further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                               If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price, as applicable, computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                               Upon the expiration of any such Options or rights, the termination of any such Options or rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities, the Series A Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price, to the extent in any way affected by or computed using such Options, rights or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such Options, rights or Convertible Securities, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities;

(D)                               No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (1) the Series A Conversion Price on the original adjustment date and (2) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.  No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (1) the Series B Conversion Price on the original adjustment date and (2) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.  No readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (1) the Series C Conversion Price on the original adjustment date and (2) the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E)                                In the case of any Options which expire by their terms not more than ninety (90) days after the date of issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the manner provided in clause (C) above; and

(F)                                 If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustments previously made in the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price(s) shall be adjusted pursuant to this Article 4(B)(5)(h)(iii) as of the actual date of their issuance.

(iv)                              Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  Subject to the provisions of Article 4(B)(5)(h)(ii) and Article 4(B)(5)(h)(v), in the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article 4(B)(5)(h)(iii), but excluding shares issued as a dividend or distribution or upon a stock split or combination as provided in Article 4(B)(5)(f)), without consideration or for a consideration per share less than:

(A)                               The Series C Conversion Price in effect on the date of and immediately prior to the issuance of such Additional Shares of Common Stock, then and in each such event, the Series C Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received, on a per share basis, an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; or

(B)                               The Series B Conversion Price in effect on the date of and immediately prior to the issuance of such Additional Shares of Common Stock, then and in each such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received, on a per share basis, an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; or

(C)                               The Series A Conversion Price in effect on the date of and immediately prior to the issuance of such Additional Shares of Common Stock, then and in each such event, the Series A Conversion Price shall be reduced concurrently with such issue to a price (calculated to the nearest whole cent) determined by multiplying the Series A Conversion Price then in effect by a fraction (x) the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price and (y) the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of the Additional Shares of Common Stock so issued.

For purposes of this section, “Common Stock Outstanding” shall include (a) shares of Common Stock then issued and outstanding, (b) shares of Common Stock into which the Preferred Stock are then convertible without giving effect to the anti-dilution provisions hereof, (c) shares of Common Stock then issuable upon the exercise of then outstanding stock options described in Article 4(B)(5)(h)(i)(D)(II) (without giving effect to any adjustments that otherwise may be permitted or required as a result of the issuance of the Additional Shares of Common Stock that is the subject of this calculation), (d) shares of Common Stock then issuable pursuant to the Webster Warrant (if then outstanding) (without giving effect to any adjustments that otherwise may be permitted or required as a result of the issuance of the Additional Shares of Common Stock that is the subject of this calculation) and (e) shares of Common Stock then issuable pursuant to the Series B Warrants (if then outstanding) (without giving effect to any adjustments that otherwise may be permitted or required as a result of the issuance of the Additional Shares of Common Stock that is the subject of this calculation).

Notwithstanding the foregoing, no Conversion Price shall be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v)                                 Determination of Consideration.  For purposes of this Article 4(B)(5)(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)                               Cash and Property.  Such consideration shall:

(I)                                   insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II)                              insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined by the Board of Directors (including a majority of the Preferred Directors); and

(III)                         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined by the Board of Directors (including a majority of the Preferred Directors).

(B)                               Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article 4(B)(5)(h)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x)                                 the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

i.                                          Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Article 4(B)(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation’s Executive Chairman, President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) each Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

j.                                         Notices of Record Date.  In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to grant an exclusive license or otherwise transfer all or substantially all of its intellectual property or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

k.                                      Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of any shares of any series of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

l.                                          Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Third Restated Certificate of Incorporation.

m.                                  Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of any series of Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of any series of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

n.                                      Notices.  Any notice required by the provisions of this Article 4(B)(5) to be given to the holders of shares of any series of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or its address appearing on the books of the Corporation.

o.                                      Definition of Common Stock.  As used in this Article 4(B)(5), the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.001 per share, and shall also include any security of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock issuable upon conversion of shares of any series of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization of the outstanding shares thereof, the stock, securities or assets provided for in Article 4(B)(5)(g).

6.                                      Protective Provisions.

a.                                      So long as at least Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock (such number to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares) remain outstanding, the Corporation shall not (whether by reclassification, reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action), without the vote or written consent by the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:

(i)                                     Authorize, create or issue, or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on parity with any series of Preferred Stock, except as otherwise contemplated pursuant to the Stock Purchase Agreement;

(ii)                                  Increase or decrease the authorized number of shares of Preferred Stock (or any series thereof) or Common Stock;

(iii)                               Take any action which would result in a liquidation, dissolution or winding up of the Corporation (including any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Article 4(B)(2) hereof);

(iv)                              Amend or waive the Corporation’s Third Restated Certificate of Incorporation or Bylaws in any way;

(v)                                 Take any action that would alter or change in any respect the rights, preferences, privileges or restrictions of or on any series of Preferred Stock;

(vi)                              Pay or declare any dividend or distribution on any shares of the capital stock of the Corporation (other than dividends payable solely in shares of Common Stock);

(vii)                           Take any action which would result in the taxation of holders of the Preferred Stock under Internal Revenue Code Section 305;

(viii)                        Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any equity security; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to plans or agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the termination of employment or other provision of services to the Corporation provided such plans or agreements were approved by the Board of Directors;

(ix)                              Cause the Corporation to effect (by acquisition of stock or otherwise) any acquisition of the assets, business or property of any corporation or other entity outside the ordinary course of business (or permit any subsidiary of the Corporation to do any of the foregoing);

(x)                                 Take any action which results in any license of all or a substantial portion of any of the Corporation’s intellectual property, a license of all or substantially all of any of the Corporation’s other assets, a strategic partnership, a merger, consolidation, recapitalization or other corporate reorganization, sale of control, or sale of all or substantially all of the assets of the Corporation (or permit any subsidiary of the Corporation to do any of the foregoing);

(xi)                              Increase or decrease the authorized number of directors of the Board of Directors;

(xii)                           (A) permit any subsidiary of the Corporation to authorize or issue any security other than to the Corporation or (B) sell, assign, convey or otherwise dispose of any security of any subsidiary;

(xiii)                        Effect any acquisition of the capital stock or equity interests of any other corporation or other entity which results or will result in the operations thereof being consolidated with the results of operations of the Corporation (or permit any subsidiary of the Corporation to do the foregoing); or

(xiv)                       Enter into, create, execute or otherwise become obligated under a debt instrument or instruments, or the incurrence of any debt, which, individually or in the aggregate, exceed(s) at any one time One Million Dollars ($1,000,000), or encumber all or substantially all of the Corporation’s property or business (or permit any subsidiary of the Corporation to do the foregoing).

b.                                      So long as at least Two Million Five Hundred Thousand (2,500,000) shares of Series C Preferred Stock (such number to be proportionately adjusted for any stock dividends, stock splits, reverse stock splits or other similar transactions with respect to such shares) remain outstanding, the Corporation shall not (whether by reclassification, reorganization, recapitalization, transfer of assets, consolidation, merger, amendment, dissolution, issuance or sale of securities or any other action), without the vote or written consent by the holders of at least 60% of the then outstanding shares of Series C Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis:

(i)                                     Increase or decrease the authorized number of shares of Series C Preferred Stock; or

(ii)                                  Take any action that would alter or change in any respect the rights, preferences, privileges or restrictions of or on the Series C Preferred Stock unless such action involves the authorization, creation or issuance of a security to provide the Corporation with additional financing and the Series C Preferred Stock is not treated in a manner that is different than any other series of Preferred Stock.

7.                                      No Reissuance of Preferred Stock.  No share or shares of any series of Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.  This Third Restated Certificate of

Incorporation shall be appropriately amended to effect the corresponding reduction in corporation’s capital stock.

C.                                    Common Stock.

1.                                      Dividend Rights.  Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets or the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article 4(B)(2) hereof.

3.                                      Redemption.  The Common Stock shall not be redeemable.

4.                                      Voting Rights.  Each holder of shares of Common Stock shall have the right to one (1) vote per each share of Common Stock held by such holder, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided herein or by law.  The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of capital stock having a majority of the voting power of the Corporation (voting together on an as-converted to Common Stock basis), irrespective of the provision of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

ARTICLE 5

A director of the Corporation shall not be personally liable to the Corporation or its stockholders (including without limitation their heirs, executors and administrators) for monetary damages for breach of fiduciary duty as a director in accordance with and to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended.

The Corporation shall indemnify each of the Corporation’s directors in each and every situation where, under Section 145 of the Delaware General Corporation Law, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification.  The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145.  The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

Any repeal or modification of the foregoing provisions of this Article 5 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation or any former director of the Corporation existing at the time of such repeal or modification.

ARTICLE 6

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.  The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE 7

The number of directors which shall constitute the whole Board of Directors shall be eight (8) until this Article 7 shall be duly amended.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 9

Except as otherwise provided in this Third Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 10

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE 11

Pursuant to Section 122(17) of the General Corporation Law of the State of Delaware, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of  Preferred Stock or their affiliates (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any subsidiary of the Corporation (each a “Board”)) (collectively, the “Investor Parties”).  Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation.  By virtue of a Investor Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any Board or otherwise, no Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party.  Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper.  No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.  The foregoing provisions shall not apply to any opportunity offered to a member of the Board of Directors of the Corporation specifically and expressly in such person’s capacity as a director of the Corporation, and such specific and express opportunities shall belong to the Corporation.

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IN WITNESS WHEREOF, this Third Restated Certificate of Incorporation which restates and amends the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended to date, and which has been duly adopted in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its Executive Chairman this 2nd day of November, 2012.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman
Name: Christopher M. Cashman
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
MARINUS PHARMACEUTICALS, INC.

Marinus Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST:  The Board of Directors of Marinus Pharmaceuticals, Inc. (the “Corporation”), pursuant to a written consent of the Board of Directors dated as of April 21, 2013, duly adopted the following resolution setting forth a proposed amendment of the Third Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of Article Four of the Third Restated Certificate of Incorporation of Marinus Pharmaceuticals, Inc. shall be amended in its entirety so as to provide as set forth on Exhibit A hereto.

SECOND:  Thereafter, pursuant to a resolution of the Board of Directors, the stockholders of the Corporation voted in favor of the amendment.

THIRD:  The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.  With respect to such adoption, written consent of the stockholders of the Corporation has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer as of April 30, 2013.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman
Christopher M. Cashman
Chief Executive Officer

EXHIBIT A

Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is One Hundred Seventeen Million Eight Hundred Fifty Three Thousand Six Hundred Eighty Four (117,853,684) shares each having a par value of one tenth of one cent ($0.001) per share.  Sixty Five Million (65,000,000) shares shall be Common Stock and Fifty Two Million Eight Hundred Fifty Three Thousand Six Hundred Eighty Four (52,853,684) shares shall be Preferred Stock.  Eighteen Million Seven Hundred Seventy-Seven Thousand Eight Hundred Sixty (18,777,860) shares of the Preferred Stock are designated Series A Preferred Stock (the “Series A Preferred Stock”), Fifteen Million Two Hundred Seventy Five Thousand Eight Hundred Twenty Four (15,275,824) shares of the Preferred Stock are designated Series B Preferred Stock (the “Series B Preferred Stock”) and Eighteen Million Eight Hundred Thousand (18,800,000) shares of the Preferred Stock are designated Series C Preferred Stock (the “Series C Preferred Stock”).  The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to herein as the “Preferred Stock.